UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2022

TRIPADVISOR, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35362	80-0743202
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 1st Avenue

Needham, MA 02494

(Address of Principal Executive Offices) (Zip Code)

(781) 800-5000

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRIP	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2022, TripAdvisor, Inc. (the “Company”) and Kanika Soni agreed that Ms. Soni will leave her position as Chief Commercial Officer of the Company, effective January 15, 2023. During the period from January 16, 2023 through April 1, 2023, Ms. Soni will serve as an Advisor to the Company’s Chief Executive Officer working on such projects as determined by him. For purposes of the Company’s Executive Severance Plan and Summary Plan Description (the “Severance Plan”), Ms. Soni’s departure will be treated as a termination of employment without Cause, as defined in the Severance Plan, as of April 1, 2023 (the “Termination Date”).

In consideration for such service, through the Termination Date, Ms. Soni shall (i) continue to receive her current base salary; (ii) continue to be eligible to participate in the employee benefit plans made available by the Company to its employees, including vacation and sick time; (iii) continue to remain eligible to vest in outstanding awards under the Company’s 2018 Stock and Annual Incentive Plan, as amended (the “Stock Plan”); and (iv) receive a 2022 corporate bonus payout based on actual performance, such bonus to be calculated in the same manner as 2022 earned corporate bonuses are calculated for the Company’s employees generally and to be paid, less required withholding taxes or other similar governmental payments or charges, at the same time that the 2022 earned corporate bonuses are paid to the Company’s employees generally. In addition to the benefits mentioned above, Ms. Soni’s equity awards issued pursuant to the Stock Plan (e.g. restricted stock units, stock options or similar instruments), that are time-based and that are outstanding and unvested as of the Termination Date, but that would have vested from April 2, 2023 through April 1, 2024 had Ms. Soni’s employment continued through this period, shall accelerate and vest as of the Termination Date. Consistent with the Severance Plan, Ms. Soni will receive continued base salary payments for the twelve-month period following the Termination Date (which are subject to offset by any amount earned from a subsequent employer), and up to twelve months of payments of the Company’s portion of COBRA premiums for health insurance plan continuation coverage. The restricted stock units will settle in accordance with the terms of their respective award agreement. Stock options that have vested as of the Termination Date, including those with accelerated vesting as described above, shall remain exercisable through the date that is the earlier of (i) the date that is eighteen (18) months following the Termination Date or (ii) the expiration date of the relevant stock option. Ms. Soni’s severance benefits are conditioned on her execution and non-revocation of a general release of claims in favor of the Company at the time she initially executes the separation agreement and on the Termination Date, and the continued compliance with certain restrictive covenant obligations, including non-disparagement and non-solicitation covenants.

The description of the separation is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which has been previously filed and is incorporated by reference herein, and the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein. Unless otherwise specified, capitalized terms used above without definitions have the meanings set forth in the Severance Plan or Separation Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Separation Agreement dated November 28, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPADVISOR, INC.

Date: November 30, 2022	By:	/s/ Seth J. Kalvert
Seth J. Kalvert
Chief Legal Officer